Exhibit 99.1
Tronox Reaches Agreement with Creditor Stakeholders
Tronox Incorporated (Pink Sheets: TRXAQ, TRXBQ), on behalf of itself and its affiliated debtors and debtors in possession (collectively, “Tronox”), announced today that for the first time in its chapter 11 cases, it has agreed with all of its key creditor stakeholders on the framework for an amended plan of reorganization (the “Plan”) that will settle Tronox’s legacy environmental and tort liabilities and allow it to emerge from chapter 11 in the coming months.
On Friday, August 27, Tronox filed a motion with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) requesting authority to enter into a plan support agreement and an equity commitment agreement that will ensure Tronox has the financing necessary to make the settlement payments contemplated by the Plan. According to the filing, the Plan has the full support of the United States of America, through the Department of Justice (the “United States”), on behalf of and in consultation with the state, local, tribal and quasi-governmental authorities who have filed claims against Tronox (including, for the first time, the state of Nevada and certain water authorities (the “Nevada Parties”)), Tronox’s official committee of unsecured creditors (the “Creditors’ Committee”), certain holders of Tronox’s prepetition unsecured notes who are backstopping the equity financing needed for the Plan (the “Backstop Parties”) and representatives of holders of tort claims against Tronox.
Pursuant to the plan support and equity commitment agreements filed with the Court, Tronox will work with its key stakeholders to promptly file and seek confirmation of the Plan on the timeline set forth in the agreements, which requires that Tronox emerge from chapter 11 by year end. The terms of the Plan — which will modify and supersede the plan of reorganization filed on July 7, 2010 — are set forth in a term sheet annexed to both the plan support agreement and equity commitment agreement, and provide for the following reorganization transactions:
•	Tronox will reorganize around its existing operating businesses, including its facilities at Oklahoma City, Oklahoma; Hamilton, Mississippi; Henderson, Nevada; Botlek, The Netherlands and Kwinana, Australia;

•	Tronox will rely on a combination of debt and new money equity investments to meet its working capital needs and fund distributions required by the Plan, which will include (a) total funded first lien debt of no more than $468 million, (b) the proceeds of a $170 million rights offering open to all unsecured creditors and backstopped by the Backstop Parties and (c) a $15 million investment by the Backstop Parties in exchange for convertible preferred stock with a liquidation preference;

•	Government claims related to Tronox’s environmental liabilities at legacy sites (both owned and non-owned) will be settled through the creation of certain environmental response trusts and a litigation trust, to which Tronox will contribute the following package of improved consideration: (i) $270 million in cash, (ii) 88% of Tronox’s interest the pending Anadarko Litigation, (iii) certain Nevada assets, including the real property located in Henderson, Nevada, and (iv) certain other insurance and financial assurance assets worth at least $50 million.

•	Tort Claimants, who have asserted claims related to potential asbestos, benzene, creosote and other liabilities, will recover from certain trusts to be created by the Plan to which Tronox will contribute the following package of improved consideration: (i) $12.5 million in cash, (ii) 12% of Tronox’s interest in the Anadarko Litigation, and (iii) certain insurance assets worth at least $4 million.

•	Holders of general unsecured claims will receive their pro rata share of 16.9% of the common equity of reorganized Tronox, as well as valuable rights to participate in the Rights Offering for an aggregate of up to 78.4% of the common equity of reorganized Tronox;

•	Private parties holding indirect environmental claims will have their claims split for purposes of sharing in distributions to holders of general unsecured claims and holders of tort claims;

•	A convenience class will be created consisting of certain unsecured claims below $250 that will not be eligible to participate in the Rights Offering. Holders of these claims will receive payment in cash equal to 89% of the amount of such claims; and

•	Existing holders of equity in Tronox Incorporated will receive warrants to purchase their pro rata share of up to 5% of the common equity of reorganized Tronox if they vote to accept the Plan.
“The execution of the Plan Support Agreement and the Equity Commitment Agreement, as well as the support of the United States and the Nevada Parties, represents further progress in our restructuring and a significant step towards emerging from chapter 11 in the coming months, free of our legacy environmental and tort liabilities,” said Dennis L. Wanlass, Chairman and Chief Executive Officer of Tronox Incorporated. “We appreciate the continued patience and support of our customers, suppliers and employees as we work to exit chapter 11 as quickly as possible, and we are confident that we are taking the appropriate steps to position Tronox as a financially strong competitor in the titanium dioxide industry for years to come.”
Tronox’s motion to approve the Plan Support Agreement and the Equity Commitment Agreement will be considered at a hearing before the Bankruptcy Court on September 16, 2010 at 11:00 a.m. (ET) or such other time as the Bankruptcy Court may direct.
Tronox commenced its chapter 11 cases on January 12, 2009. Tronox is among the world’s leading producers of titanium dioxide pigment and other specialty chemicals used in the manufacture of products such as paints, plastics, paper and batteries. For more information, please visit http://www.tronox.com or www.kccllc.net/tronox.
Copies of the agreements filed with the Bankruptcy Court will be filed by Tronox on a current report on Form 8-K and will be available at www.sec.gov.
Important Note: the transactions described above remain subject to approval by the Bankruptcy Court. There can be no assurance that any of the transactions mentioned above will be approved by the Bankruptcy Court or will be consummated. The Plan and the arrangements discussed above are subject to closing conditions.

Forward-Looking Statements: Some information in this news release regarding Tronox’s or management’s intentions, beliefs or expectations, or that otherwise speak to future events, including the terms of the Plan, are “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “budget,” “goal,” “plans,” “objective,” “outlook,” “should,” or similar words. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the approval of the Plan by the Bankruptcy Court and requisite stakeholders, the satisfaction of closing conditions, the market value of Tronox’s products, demand for consumer products for which Tronox’s businesses supply raw materials, the market for debt and/or equity financing, changes in laws and regulations, the ability to respond to challenges in international markets, changes in currency exchange rates, political or economic conditions in areas where Tronox operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors Section of Tronox’s Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission (the “SEC”), and other SEC filings. Actual results and developments may differ materially from those expressed or implied in this news release. Tronox does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. Investors are urged to consider closely the disclosures and risk factors in Tronox’s Annual Report on Form 10-K for the year ended December 31, 2007, available on Tronox’s website, www.tronox.com. This report also can be obtained from the SEC by calling 1-800-SEC-0330 and is otherwise available at www.sec.gov.